                    STANDSTILL AND CONFIDENTIALITY AGREEMENT


          This Standstill and Confidentiality Agreement (this "Agreement") is made and entered into this 16th day of March 1998, by and between Chrysalis International Corporation, a Delaware corporation ("Chrysalis"), Panlabs International Inc., a Washington corporation and a wholly owned subsidiary of MDS Washington, Inc., a wholly owned subsidiary of MDS Inc. (the "Investor") and MDS Inc., a corporation organized under the laws of Canada ("MDS").


          WHEREAS, Chrysalis and the Investor propose to enter into that Note and Warrant Purchase Agreement, dated the date hereof (the "Note and Warrant Purchase Agreement"), which provides for, among other things, the issuance by Chrysalis to the Investor of, (i) a US$5,000,000 subordinated promissory note (the "Note") and (ii) a warrant (the "Warrant") to purchase 2,000,000 shares of Common Stock, par value $0.01 per share, of Chrysalis (the "Common Stock");

          WHEREAS, the parties desire to provide for certain agreements with respect to the ownership and voting by the Investor of any Common Stock or any securities of Chrysalis that are entitled to vote for the election of directors of Chrysalis, in each case now or hereafter outstanding ("Voting Securities") and any securities convertible into or exercisable or exchangeable for Voting Securities ("Convertible Securities"); and

          WHEREAS, the execution and delivery of this Agreement is in consideration for the consummation of the transactions contemplated by the Note and Warrant Purchase Agreement.

          NOW, THEREFORE, in consideration of the agreements, rights, obligations and covenants contained herein and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, Chrysalis and the Investor hereby agree as follows:


      SECTION 1.  AGREEMENTS REGARDING VOTING AND SECURITIES

     Investor, Chrysalis and MDS agree and MDS agrees to cause its Affiliates to agree that during the Term of this Agreement:

          1.1 ACQUISITION OF VOTING SECURITIES. Except as contemplated by this Agreement and except as otherwise provided for, in writing, by a majority of the Independent Directors (as defined below), no member of the MDS Group shall, directly or indirectly, acquire Voting Securities or Convertible Securities other than (i) the acquisition by Investor of the Warrant, (ii) the acquisition of the Common Stock receivable upon exercise of the Warrant in accordance with the terms and conditions of that certain Warrant Agreement, dated the date hereof (the "Warrant Agreement") and (iii) the acquisition of Voting Securities or Convertible Securities in accordance with Section 6.1 hereto (such Common Stock, Voting Securities or Convertible Securities acquired by Investor upon exercise of the Warrant or such Right of First Refusal under Section 6 hereto being referred to as "Restricted Securities").

          1.2 VOTING. The Investor shall take such action as may be required so that all Restricted Securities at any time entitled to vote are voted:

          (a) for the election of the slate of nominees for election to the Board of Directors of Chrysalis selected by a majority of the members of the Board of Directors of Chrysalis (the "Directors"); and

          (b) on all other matters to be voted on by the holders of Voting Securities, in accordance with the recommendation of a majority of the Directors of Chrysalis that are not employed on a full-time basis by Chrysalis (the "Independent Directors").

          1.3 QUORUM. A representative or representatives of the MDS Group, as holder of the Restricted Securities, shall be present, in person or by proxy, at any meeting of stockholders of Chrysalis so that all Restricted Securities may be counted for the purpose of determining the existence of a quorum at such meeting.

          1.4 VOTING TRUST OR ARRANGEMENT. No member of the MDS Group shall deposit any Restricted Securities in a voting trust or subject any Restricted Securities to any arrangement or agreement with respect to the voting of such Restricted Securities.

          1.5 PROXY SOLICITATIONS. No member of the MDS Group shall solicit proxies or initiate, propose or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934 or any similar successor statute (the "Exchange Act")), in opposition to any matter which has been recommended by a majority of the Directors or the Independent Directors or in favor of any matter which has not been approved by a majority of the Directors or the Independent Directors or seek to advise, encourage or influence any individual, firm, corporation, partnership or other entity (a "Person") with respect to the voting of Voting Securities in such manner, or induce or attempt to induce any Person to initiate any stockholder proposal; provided, however, that in the event (i) any matter is recommended by a majority of the Independent Directors and such matter is opposed by a majority of the Directors or (ii) any matter is not recommended by a majority of the Independent Directors and such matter is favored by a majority of the Directors, then such Voting Securities shall be voted in a manner consistent with the majority of the Independent Directors.

          1.6 GROUP PARTICIPATION. No member of the MDS Group shall join a partnership, limited partnership, syndicate or other group, or otherwise act in concert with any other Person, for the purpose of acquiring, holding, voting or disposing of Voting Securities or Convertible Securities.

          1.7 SOLICITATIONS OF OFFERS. No director or executive officer of any member of the MDS Group shall, and no member of the MDS Group shall, permit any of its other officers, employees or agents (including investment bankers) to, induce or attempt to induce or give encouragement to any third Person, or enter into any substantive discussions or negotiations with any third Person, in furtherance of any tender offer or business combination transaction in which shares of Voting Securities would be acquired; provided, however, that nothing in this Section 1.7 shall, or shall be construed, directly or indirectly, to limit any rights of the Investor to offer, sell or otherwise dispose of shares of Restricted Securities pursuant to any transaction effected in accordance with
Section 1.8 hereof.

          1.8 DISPOSITIONS. Except as otherwise permitted by this Agreement, the Investor shall not, directly or indirectly, offer, sell, dispose of, transfer or hypothecate shares of Restricted Securities other than as follows:

          (a) in a sale or sales to any Person approved by a majority of the Independent Directors; or

           (b) in transactions in which Restricted Securities are not sold, disposed of, or transferred to, any other person or group who or which would immediately thereafter, to the knowledge of the Investor after reasonable inquiry, Beneficially Own 5% or more of the Voting Securities or Convertible Securities then outstanding.

           1.9  LEGENDS, STOP TRANSFER ORDERS AND NOTICE.  The Investor agrees:

          (a) to the placement on the certificate or other instrument representing Restricted Securities of the legend substantially in the following form:

          "The securities evidenced hereby have not been registered under the Securities Act of 1933 (the "Act") or under any applicable state law and may not be transferred, sold or otherwise disposed of except in compliance with such Act. The securities represented by this certificate are subject to the provisions of an Agreement, dated March 16, 1998, among Chrysalis International Corporation, Panlabs International, Inc. and MDS Inc., a copy of which is on file at the office of the Secretary of Chrysalis International Corporation."

          (b) to the entry of stop transfer orders with the transfer agent (or agents) and the registrar (or registrars) of Chrysalis against the transfer, other than in compliance with the requirements of this Agreement, of legended securities of which the Investor from time to time is the Beneficial Owner.


      SECTION 2.  CERTAIN DEFINITIONS

           2.1 CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

          (a)  Affiliate.  A Person shall be deemed to be a "Affiliate" of
               ---------
     another Person in accordance with the term "affiliate" as defined in Rule 12b-2 under the Exchange Act.

          (b)  Beneficial Owner.  A Person shall be deemed a "Beneficial Owner"
               ----------------
     of or to "Beneficially Own" any Voting Securities in accordance with the term "beneficial ownership" as defined in Rule 13d-3 under the Exchange Act as in effect on the date hereof, and shall also include Voting Securities which such Person or any Affiliate of such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.

          (c)   MDS Group.  "MDS Group" shall mean MDS and its Affiliates
                ---------
     (regardless of whether such person is an Affiliate on the date hereof), both in their individual capacities and collectively. An individual shall not be deemed to be an Affiliate for purposes of this definition if such individual is the Beneficial Owner of less than 100,000 shares of Voting Securities or Convertible Securities solely for investment purposes and is not a member of a "group" which includes the MDS Group as defined by
     Section 13(d) of the Exchange Act.

          (d)   Term of this Agreement.  "Term of this Agreement" for purposes
                ----------------------
     of this Agreement shall mean a period commencing with the date of this Agreement and ending on the first to occur of (i) an Event of Default under Section 3.8 of the Note or (ii) the date that the Investor is no longer the Beneficial Owner of any Restricted Securities.


      SECTION 3.  REPRESENTATIONS AND WARRANTIES OF CHRYSALIS

     Chrysalis represents and warrants to the Investor as follows:

          3.1 CORPORATE EXISTENCE, DUE AUTHORIZATION, AND EXECUTION OF CHRYSALIS. Chrysalis is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to execute and deliver this Agreement and each of the other agreements contemplated hereby, to perform Chrysalis' obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of Chrysalis. This Agreement has been duly executed and delivered by Chrysalis and constitutes a legal, valid and binding obligation of Chrysalis, enforceable against Chrysalis in accordance with its terms except to the extent that such enforceability may be limited by bankruptcy or similar laws affecting the rights of creditors generally and by the availability of equitable remedies.

          3.2 NO CONFLICTS. The execution and delivery of this Agreement and each of the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby will not conflict with, or result in any violation of or default under, any provision of the Third Amended and Restated Certificate of Incorporation or Third Amended and Restated By-Laws of Chrysalis.


      SECTION 4.  REPRESENTATIONS AND WARRANTIES OF THE INVESTOR
                  AND MDS

          4.1 CORPORATE EXISTENCE, DUE AUTHORIZATION, AND EXECUTION OF THE INVESTOR. The Investor is a corporation duly organized, validly existing, and in good standing under the laws of the State of Washington, with full corporate power and authority to execute and deliver this Agreement and each of the other agreements contemplated hereby, to perform their obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby will, at the Closing, have been duly authorized by all necessary corporate action of the Investor. This Agreement has been duly executed and delivered by the Investor and constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except to the extent that such enforceability may be limited by bankruptcy or similar laws affecting the rights of creditors generally and by the availability of equitable remedies.

          4.2 NO CONFLICTS. The execution and delivery of this Agreement and each of the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby will not conflict with, or result in any violation of or default under, any provision of the charter documents of the Investor.

          4.3 DUE AUTHORIZATION OF MDS. This Agreement constitutes a legal, valid and binding obligation of MDS, enforceable against MDS in accordance with its terms. MDS represents that it has full power and authority to enter into this Agreement and the transactions contemplated hereby, and, to the extent applicable, has taken all necessary corporate, partnership or other action with respect to the execution and delivery of such agreements and has duly executed and delivered this Agreement pursuant to all necessary corporate, partnership or other action, which has been duly taken with respect to this Agreement.


      SECTION 5.  CONFIDENTIALITY

          5.1 CONFIDENTIALITY; EXCEPTIONS. Except to the extent expressly authorized by this Agreement, the Note and Warrant Purchase Agreement, the Note and the Warrant, or otherwise agreed in writing, for the Term of this Agreement and for five years thereafter, the Investor, MDS and Chrysalis and Affiliates of Investor, MDS and Chrysalis shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any information generally not known to the public that relates to the drug development or contract research fields generally or to the business of Chrysalis, MDS or the Investor and Affiliates of Chrysalis, MDS and Investor, including, but not limited to, techniques and data, inventions, practices, methods, knowledge, know-how, skill, experience, test data including pharmacological, pharmacokinetic, toxicological, immunological and clinical test data, analytical and quality control data, marketing, pricing, distribution, costs, sales, patent or legal data or descriptions, compositions of matter, compounds, assays and biological materials (collectively, "Information") and other confidential and proprietary information and materials furnished to it by the other party pursuant to this Agreement or any Information developed by the Investor, MDS or Chrysalis or Affiliates of Investor, MDS and Chrysalis during the course of any strategic alliance, joint venture or collaboration between the Investor, MDS and Chrysalis or Affiliates of Investor, MDS and Chrysalis (collectively, "Confidential Information"), except to the extent that it can be established by the receiving party that such Confidential Information:

          (a) was in the lawful knowledge and possession of, or was independently developed by, the receiving party prior to the time it was disclosed to, or learned by, the receiving party as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the receiving party;

          (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

          (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement; or

          (d) was disclosed to the receiving party, other than under an obligation of confidentiality, by a third party who had no obligation to the disclosing party not to disclose such information to others.

          5.2 AUTHORIZED DISCLOSURE. Chrysalis, MDS and the Investor may disclose Confidential Information of the other party to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright and trademark applications, prosecuting or defending litigation, complying with applicable governmental regulations, obtaining regulatory approval, conducting preclinical or clinical trials or marketing products; provided, however, that if a party is required by law or regulation to make any such disclosure of the other party's Confidential Information it shall, except where impracticable for necessary disclosures, given reasonable advance notice to the other party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, shall use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed. Nothing in this Section 5 shall restrict any party from using for any purpose any Information developed by it during the course of any strategic alliance, joint venture or collaboration between Chrysalis, MDS and the Investor.

           5.3 SURVIVAL. This Section 5 shall survive the termination or expiration of this Agreement for a period of five years.

           5.4 SPECIFIC ENFORCEMENT. The parties acknowledge and agree that Chrysalis, MDS or the Investor, as the case may be, would be irreparably damaged in the event any of the provisions of this Section 5 of this Agreement were not performed in accordance with their specific terms or were otherwise breached.
It is accordingly agreed that Chrysalis, MDS or the

Investor, as the case may be, shall be entitled to an injunction or injunctions to prevent breaches of this Section 5 of this Agreement and to specifically enforce this Section 5 of this Agreement and the terms and provisions thereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, in addition to any other remedy to which Chrysalis, MDS or the Investor or any Affiliates of Chrysalis, MDS or Investor, as the case may be, may be entitled, at law or in equity.

      SECTION 6.    RIGHT OF FIRST REFUSAL.

           6.1    RIGHT OF FIRST REFUSAL.  (a)  Registered Public Offerings.  If
                                                ---------------------------
     Chrysalis issues and sells Common Stock in a registered public offering (other than a registration on Form S-8 or any similar or successor form thereto, relating to an employee or director stock option, stock purchase or other benefit plan or on Form S-4 or any similar or successive form thereto relating to any business combination) (a "Public Offering"), the Investor shall have, at its option, either (i) the registration rights set forth in Section 7 of this Agreement or (ii) the right to purchase the Investor's pro rata share (or any part thereof) of the publicly-offered Common Stock (the "Offered Common Stock") on the same terms as contained in the registration statement relating to such Common Stock; provided, however
                                                               --------  -------
     the issuance of such shares of Common Stock to Investor as contemplated hereby pursuant to this Section 6(a)(ii) may be effected by Chrysalis in compliance with any applicable regulatory requirements, including, without limitation, the rules and regulations under the federal or state securities laws and promulgated by the National Association of Securities Dealers.
     The Investor's pro rata share of the Offered Common Stock will be a fraction of the Offered Common Stock, of which the number of shares of Common Stock (or securities convertible into or exercisable for Common Stock) held by the Investor on the date of the Chrysalis Notice (as defined in Section 6.2) (the "Notice Date") shall be the numerator and the total number of shares of Common Stock issued and outstanding on the Notice Date shall be the denominator.

          (b)  Other Offerings.  If, until such time as the Investor no longer
               ---------------
     Beneficially Owns any Restricted Securities, Chrysalis should come to a written understanding with one or more potential investors, acceptable to Chrysalis, to issue and sell, in a transaction not registered under the Securities Act of 1933 (the "Securities Act") in reliance upon a claimed exemption thereunder, any equity or debt securities including options, warrants or other securities other than as set forth in Section 6.5 (collectively, "Securities"), it shall give the Investor the first right to purchase all such privately offered Securities on the same terms as Chrysalis is willing to sell such Securities to such potential investors.

          6.2 NOTICE. Prior to any proposed sale or issuance by Chrysalis of any Securities or Offered Common Stock, Chrysalis shall notify the Investor in writing (the "Chrysalis Notice"), of its intention to sell and issue such securities which Chrysalis Notice shall set forth the general terms under which it proposes to make such sale. The Chrysalis Notice shall be signed by Chrysalis and, in the case of privately offered Securities shall indicate the potential investors' concurrence with the description of the terms. The Investor shall have 10 business days after receipt of such notice to notify Chrysalis in writing (the "Investor Notice") that it elects to purchase all of the Securities so offered or its pro rata share of the Offered Common Stock, as the case may be, in each case on the terms set forth in the Chrysalis Notice. In the case of a private offering of Securities, the Investor shall purchase and Chrysalis shall sell the Securities within 30 days of the date of the Chrysalis Notice.

          6.3 FAILURE TO NOTIFY. In the case of a private offering of Securities, if, within 10 business days after the Notice Date, the Investor does not notify Chrysalis that it desires to purchase all of the Securities described in the Chrysalis Notice upon the terms and conditions set forth in the Chrysalis Notice, then Chrysalis may, during a period of 120 days following the end of such 10-day period, sell and issue the Securities which the Investor does not elect to purchase to the investors with whom the understanding had been reached (or to the representative of such investors and other investors designated by such representative) at a price and upon terms and conditions no more favorable in any material respect to such investors as those set forth in the Chrysalis Notice. In the event that Chrysalis has not sold such Securities to such investors within said 120-day period, Chrysalis shall not thereafter issue or sell any Securities without first offering such securities to the Investor in the manner provided above.

          6.4 PAYMENT. If the Investor gives Chrysalis notice that it desires to purchase all of the Securities or up to a pro rata share of the Offered Common Stock offered by Chrysalis, then payment for the Securities shall be by check or wire transfer, against delivery of the securities at the executive offices of Chrysalis at the time of the scheduled closing therefor. Chrysalis shall take all such action (except registration under the Securities
Act) as may reasonably be required by any regulatory authority in connection with the exercise by the Investor of the right to purchase Securities or Offered Common Stock as set forth in this Section 6.

           6.5    LIMITATION.  The right of first refusal contained in this
Section 6 shall not apply to the issuance by Chrysalis of:

          (a) shares of Common Stock issued to employees, officers, directors and consultants pursuant to the exercise of stock options or as payment of employee benefits;

          (b) securities issued pursuant to the acquisition of another corporation by Chrysalis by merger, purchase of all or substantially all of the assets, or other reorganization; or

          (c) securities issued in connection with any stock split, stock dividend or recapitalization by Chrysalis.


      SECTION 7. REGISTRATION RIGHTS. For purposes of this Section 7, the term "Registrable Securities" means any of the shares of Common Stock issued in exercise of the Warrant and any other shares of Common Stock related thereto by way of stock dividend or stock split, any shares of Common Stock held by Investor that were acquired pursuant to the exercise by the Investor of its Right of First Refusal pursuant to Section 6 of this Agreement or in connection with any recapitalization, merger, consolidation or reorganization; provided that, as to any particular securities, such securities will cease to be Registrable Securities when they have been sold pursuant to Rule 144 promulgated by the Securities and Exchange Commission (the "SEC") or any similar rule then in force ("Rule 144").

           7.1    PIGGYBACK REGISTRATION.    (a) If at any time, and from time
     to time, Chrysalis proposes to issue and sell Common Stock in a registered public offering (other than a registration on Form S-8, or any similar or successor form, relating to an employee or director stock option, stock purchase or other benefit plan, or a registration on Form S-4 or any similar or successor form relating to shares issuable in a merger, consolidation, exchange offer, purchase of assets or any similar transaction) ("Piggyback Registration"), Chrysalis shall:

               (i) promptly give to each holder of Registrable Securities written notice thereof (which written notice shall include a list of the jurisdictions in which Chrysalis intends to attempt to qualify such securities under or otherwise comply with the applicable blue sky or other state securities laws); and

               (ii) include in such registration (and any related qualification under or other compliance with blue sky or other state securities laws), and in any underwriting involved therein on the same terms and conditions as the securities being issued thereunder, all the Registrable Securities specified in a written request, made within 5 days after receipt of such written notice from Chrysalis by Investor; provided that if such registration is a registration in which the managing underwriter advises Chrysalis that marketing factors require a limitation of the number of shares of Common Stock to be underwritten in such registration (a "Cutback Registration"), then if
          (Y) such registration is a primary registration, whether or not it includes a secondary registration, on behalf of Chrysalis, Chrysalis shall register in such registration (I) first, the shares of Common Stock Chrysalis proposes to sell in such registration and (II) second, shares of Common Stock held by Investor and any holders of Common Stock who have the right to request inclusion of Common Stock held by such holder in such registration (the "Electing Holders") on a pro
                                                                         ---
          rata basis, based upon the number of shares of Common Stock Investor
          ----
          and any Electing Holders originally sought to include in such registration; and (Z) if such registration is solely a secondary registration on behalf of holders of Common Stock, Chrysalis shall register in such registration (I) first, the shares of Common Stock, if any, Chrysalis proposes to register in such registration as a result of a holder exercising demand registration rights and (II) second, the shares of Common Stock held by Investor and Electing Holders on a pro rata basis based upon the number of shares of Common Stock Investor and Electing Holders originally sought to include in such registration; provided, further, that if such registration is a Cutback Registration, Chrysalis shall use its best efforts to include all shares of Registrable Securities specified in the holder's written request, but such best efforts shall not include an obligation on the part of Chrysalis to reduce the number of shares of Chrysalis or the other Electing Holders included in such Cutback Registration beyond that expressly provided for in this Section 7.1. Chrysalis and the Investor shall cooperate in good faith with regard to any proposed Cutback Registration. In the event of a Cutback Registration,

          Chrysalis and the Investor shall discuss in good faith alternatives for the sale, disposal or transfer of the Voting Securities owned by the Investor.

          (b) If the registration of which Chrysalis gives notice is pursuant to an effective registration statement under the Securities Act involving an underwriting, Chrysalis shall so advise each holder as part of Chrysalis Notice. In such event, the right of each such holder to registration pursuant to this Section shall be conditioned upon such holder's participation in such underwriting, the inclusion of the Registrable Securities in the underwriting and such holder entering into an underwriting agreement, containing customary terms and conditions in a form reasonably acceptable to the holder and Chrysalis with the underwriter or underwriters selected for such underwriting (the "Underwriters") by Chrysalis, provided that if such underwriting agreement shall not be acceptable to holder, Chrysalis may proceed with such registration without registering the stock of holder in such registration.

           7.2 INDEMNIFICATION. (a) In connection with any such Piggyback Registration, Chrysalis agrees to indemnify to the full extent permitted by law, the Investor, its officers and directors and each person who controls the Investor (within the meaning of the Exchange Act and the Securities
     Act) against all losses, claims, damages, liabilities and expenses caused by any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished to Chrysalis by the Investor or the Investor's agents expressly for use therein or by the Investor's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after Chrysalis has furnished the Investor with a sufficient number of copies of the same.

          (b) In connection with any such Piggyback Registration, the Investor will furnish to Chrysalis such information relating to the Investor and the Investor's ownership of the Registrable Securities as Chrysalis reasonably requests for use in connection with any such registration statement or prospectus and agrees to indemnify, to the extent permitted by law, Chrysalis, its directors and officers and each person who controls Chrysalis (within the meaning of the Exchange Act and the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact or any omission or alleged omission of a material fact required to be stated in the registration statement or prospectus or any amendment thereof or supplement thereto or necessary to make the statements therein not misleading, to the extent, but only to the extent, that such untrue statement or omission is actually contained in any information so furnished by the Investor or the Investor's agents to Chrysalis; provided, that the Investor's obligation hereunder shall be limited to the gross amount of proceeds received by the Investor pursuant to such registration statement.

          (c) Any person entitled to indemnification hereunder agree that, upon the service of a summons or other initial legal process upon it in any action or suit instituted against it or upon its receipt of written notification of the commencement of any investigation or inquiry of, or proceeding against it, in respect of which indemnity may be sought on account of any indemnity agreement contained in such paragraphs, it will promptly give written notice (a "Notice") of such service or notification to the party or parties from whom indemnification may be sought hereunder. No indemnification provided for herein shall be available to any party who shall fail so to give the Notice if the party to whom such Notice was not given was unaware of the action, suit, investigation, inquiry or proceeding to which the Notice would have related and was prejudiced by the failure to give the Notice, but the omission so to notify such indemnifying party or parties of any such service or notification shall not relieve such indemnifying party or parties from any liability which it or they may have to the indemnified party for contribution or otherwise than on account of such indemnity agreement. Any indemnifying party shall be entitled at its own expense to participate in the defense of any action, suit or proceeding against, or investigation or inquiry of, an indemnified party. Any indemnifying party shall be entitled, if it so elects within a reasonable time after receipt of the Notice by giving written notice (the "Notice of Defense") to the indemnified party, to assume (alone or in conjunction with any other indemnifying party or parties) the entire defense of such action, suit, investigation, inquiry or proceeding, in which event such defense shall be conducted, at the expense of the indemnifying party or parties, by counsel chosen by such indemnifying party or parties and reasonably satisfactory to the indemnified party or parties; provided, however, that (i) if the indemnified party or parties reasonably determine that there may be a conflict between the positions of the indemnifying party or parties and of the indemnified party or parties in conducting the defense of such action, suit, investigation, inquiry or proceeding or that there may be legal defenses available to such indemnified party or parties different from or in addition to those available to the indemnifying party or parties, then counsel for the indemnified party or parties shall be entitled to conduct the defense to the extent reasonably determined by such counsel to be necessary to protect the interests of the indemnified party or parties and
     (ii) in any event, the indemnified party or parties shall be entitled, at its or their own expense to have counsel chosen by such indemnified party or parties participate in, but not conduct, the defense. It is understood that the indemnifying parties shall not, in respect of the legal defenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for (a) the fees and expenses of more than one separate firm (in addition to any local counsel) for the Investor and each person, if any, who controls the Investor within the meaning of Section 15 of the Act, and (b) the fees and expenses of more than one separate firm (in addition to any local counsel) for Chrysalis, its directors, its officers who sign the Registration Statement and each person, if any, who controls Chrysalis within the meaning of Section 15 of the Act. If, within a reasonable time after receipt of the Notice, an indemnifying party gives a Notice of Defense and the counsel chosen by the indemnifying party or parties is reasonably satisfactory to the indemnified party or parties, the indemnifying party or parties will not be liable hereunder for any legal or other expenses subsequently incurred by the indemnified party or parties in connection with the defense of the action, suit, investigation, inquiry or proceeding, except that (A) the indemnifying party or parties shall bear the legal and other expenses incurred in connection with the conduct of the defense as referred to in clause (i) of the proviso to the preceding sentence and (B) the indemnifying party or parties shall bear such other expenses as it or they have authorized to be incurred by the indemnified party or parties. If, within a reasonable time after receipt of the Notice, no Notice of Defense has been given, the indemnifying party or parties shall be responsible for any legal or other expenses incurred by the indemnified party or parties in connection with the defense of the action, suit, investigation, inquiry or proceeding. The indemnifying party or parties shall not be liable for any settlement of any proceeding effected without its or their written consent, provided such consent has not been unreasonably withheld.

           7.3 REGISTRATION PROCEDURES. (a) In case of each registration, qualification or compliance effected by Chrysalis subject to this Section 7, Chrysalis shall keep holder advised in writing as to the initiation of each such registration, qualification and compliance and as to the completion thereof. In addition, at its expense, Chrysalis shall:

               (i) prepare and file with the SEC a registration statement with respect to such Registrable Securities, and use reasonable efforts to cause such registration statement to become effective; provided that before filing a registration statement or prospectus or any amendments or supplements thereto, Chrysalis will furnish to the counsel selected by the Investor copies of all such documents proposed to be filed; provided further that in the event that Chrysalis files a registration statement on Form S-3 pursuant to Rule 415 of the Act, Chrysalis shall use reasonable efforts to cause such registration statement to remain effective for a reasonable period of time as determined by the Independent Directors;

               (ii) furnish to the Investor such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as the Investor may reasonably request in order to facilitate the disposition of the Registrable Securities owned by the Investor;

               (iii) furnish such number of prospectuses, including preliminary prospectuses, and other documents incident thereto as holder may reasonably request from time to time, which shall not be deemed a Selling Expense (as defined in Section 7.3(c));

               (iv) notify the Investor, at any time when a prospectus relating thereto is required to be deliverable under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement or any document incorporated therein by reference contains an untrue statement of a material fact or omits to state any material fact necessary to make the statements therein not misleading, and prepare a supplement or amendment to such prospectus or any such document incorporated therein by reference so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading;

               (v) cause all such Registrable Securities to be listed on the Nasdaq National Market;

               (vi) register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions of the United States as holder may deem reasonable to enable it to consummate the disposition in such jurisdiction of the Registrable Securities (provided that Chrysalis will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this section, or (ii) consent to general service of process in any such jurisdiction); and

               (vii) upon the sale of any Registrable Securities pursuant to such registration statement, remove all restrictive legends from all certificates or other instruments evidencing the Registrable Securities.

          (b) Chrysalis may require the Investor to furnish, and the Investor shall furnish, to Chrysalis such information regarding the distribution of such securities as Chrysalis may from time to time reasonably request in writing. The Investor further agrees that, upon receipt of any notice from Chrysalis of the happening of any event of the kind described in Section 7.3(a)(iv) hereof, the Investor will immediately discontinue disposition of Registrable Securities until the Investor's receipt of the copies of the supplemented or amended prospectus contemplated in Section 7.3(a)(iv) hereof and, if so directed by Chrysalis, the Investor will deliver to Chrysalis all copies, other than permanent file copies then in the Investor's possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

          (c) Except as required by law, all expenses incurred by Chrysalis in complying with this Section 7, including but not limited to, all registration, qualification and filing fees, printing expenses, fees and disbursements of counsel for Chrysalis, blue sky fees and expenses in accordance with Section 7.2(a)(vi) hereof, including fees and disbursements of counsel related to all blue sky matters, but excluding the compensation of regular employees of Chrysalis which shall be paid in any event by Chrysalis ("Registration Expenses") incurred in connection with any registration, qualification or compliance pursuant to such Sections shall be borne by Chrysalis. All underwriting discounts and selling commissions and transfer taxes applicable to a sale ("Selling Expenses") incurred in connection with any registration of Registrable Securities and the legal fees of holder shall be born by holder.

           7.4 ADDITIONAL REGISTRATION RIGHTS. From and after the date hereof, Chrysalis will not, and will not permit any of its subsidiaries to:

          (a) grant to any Person any right to have any securities of Chrysalis registered under the Securities Act in so far as such rights would be superior to those rights granted to the Investor hereunder this Agreement; and

          (b) take any other action which would prevent or preclude Chrysalis from complying with the registration priorities granted to the Investor hereunder Section 7 of this Agreement.

           7.5 FURTHER INFORMATION. If Registrable Securities owned by a holder are included in any registration, Investor shall furnish Chrysalis such information regarding itself and the distribution proposed by Investor as Chrysalis may reasonably request and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

      SECTION 8.  MISCELLANEOUS

          8.1 SPECIFIC ENFORCEMENT. The parties acknowledge and agree that Chrysalis, MDS and the Investor would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Chrysalis, MDS and the Investor shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce this Agreement and the terms and provisions thereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, in addition to any other remedy to which Chrysalis, MDS and the Investor may be entitled, at law or in equity.

          8.2 MODIFICATION; WAIVER. This Agreement may be modified in any manner and at any time by written instrument executed by the parties hereto. Any of the terms, covenants, and conditions of this Agreement may be waived at any time by the party entitled to the benefit of such term, covenant or condition.

          8.3 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be deemed effectively given upon (a) personal delivery to the person to be notified; (b) seven days after deposit with a domestic Post Office, by registered mail, postage prepaid and addressed to the person to be notified at the address indicated for such person below, or at such other address as such person may designate by advance written notice to the other party; (c) confirmed transmission by electronic facsimile to the fax number specified for such person below or such other number as such person may designate by advance written notice to the other party; (d) two business days after sent by certified or registered mail (first class postage pre-paid); and (e) next day for delivery by guaranteed overnight delivery which delivery is confirmed:

          (a)  if to Chrysalis to:

               Chrysalis International Corporation
               575 Route 28
               Raritan, New Jersey 08869
               Attention:  John Cooper

               Telecopy:  (908) 722-6677

               with a copy to:

               Jones, Day, Reavis & Pogue
               North Point
               901 Lakeside Avenue
               Cleveland, Ohio 44114
               Attention:  Thomas C. Daniels, Esq.

               Telecopy:  (216) 579-0212

          (b)  if to the Investor to:

               Panlabs International Inc.
               c/o MDS Inc.
               100 International Blvd.
               Etobicoke, Ontario
               Canada, M9W 6J6
               Attention:  Vice-President - Legal Affairs

               Telecopy:  (416) 675-4095

               with a copy to:

               Harris Beach & Wilcox, LLP
               The Granite Building
               130 East Main Street
               Rochester, New York  14604-1687
               Attn:  Thomas E. Willett, Esq.

               Telecopy:  (716) 232-6925

          8.4 PARTIES IN INTEREST; ASSIGNMENT. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto; provided, however, that the Investor may assign or transfer its rights, interests and obligations hereunder this Agreement, the Note and the Warrant to an

Affiliate of MDS so long as any such Affiliate also becomes a signatory to and is thereby bound by the terms and conditions of this Agreement, the Note and the Warrant. In the event that the Investor does assign or transfer its rights, interests and obligations hereunder this Agreement, the Note and the Warrant to an Affiliate, the Investor will continue to be bound by the terms and conditions of Section 1, Section 5 and Section 8.1 of this Agreement. Nothing in this Agreement, whether expressed or implied, shall be construed to give any Person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement.

          8.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall constitute one and the same instrument.

          8.6 HEADINGS. The article and section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

          8.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed therein.

          8.8 SUPERSEDE PRIOR CONFIDENTIALITY AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement with respect to the keeping and maintaining of confidentiality of the Information and the Confidential Information between the parties, and this Agreement shall supersede and replace the certain Confidentiality Agreement, dated as of __________ entered into by and between Chrysalis and Investor and any other prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they have related in any way to the keeping or maintaining the confidentiality of the Information and the Confidential Information.

          8.9 NO IMPLIED WAIVER; RIGHTS ARE CUMULATIVE. The failure to exercise or the delay in exercising by either party of any right, remedy, power or privilege under this Agreement, shall not operate as a waiver thereof. The single or partial exercise of any right, remedy, power or privilege under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                CHRYSALIS INTERNATIONAL
                                   CORPORATION



                                By: /s/  John G. Cooper
                                   -----------------------------------
                                   Name: John G. Cooper
                                   Title:Senior Vice President and
                                         Chief Financial Officer


                                PANLABS INTERNATIONAL, INC.



                                By: /s/    Peter E. Brent
                                   -----------------------------------
                                     Name: Peter E. Brent
                                     Title:Director & Assistant Secretary



                                MDS Inc.



                                By: /s/    Peter E. Brent
                                   ------------------------------------
                                     Name: Peter E. Brent
                                     Title:Vice President Legal Affairs
                                           & Corporate Secretary
                                       17